Exhibit 99.5

Nominee Agreement
(English Translation)

Party A: (Qingdao) Zhang Weiqing, Cheng Xiaoyan
Address:
ID number:

Party B: (Australian) Zhou Li English name: ZHOU LI
Address:
Identification Document: Passport Number: L3896694

Based on the principle of mutual trust, Party A and Party B hereby agree to sign and follow this agreement, and that that Party B shall hold Party A’s shares in certain Hong Kong company, on behalf of Party A (the beneficial owner) under this agreement..

1.

Hong Kong Company: Party A established Leewell Investment Group Limited in Hong Kong on __/__/2007. Company’s total capital is 10,000 HKD and has 10,000 shares in equity. Party A owns 100% of the shares of the Company.

2.

Nominee’s custody of shares and right to sign: Party A appoints Party B as its Nominal Shareholder to take custody of its shares in the Hong Kong company (including additional paid in capital, other increases in capital and equity rights after a name change or other changes), and authorizes Party B to sign documents on its behalf. Party B agrees to hold aforementioned share rights without any compensation and confirms that Party A is the factual stockholder/beneficial owner and director. Party B has no investment in the Hong Kong company and shall not have stockholder’s claim to the Hong Kong company and Party A.

3.

Both parties confirm that Party A owns all the stockholder’s equity right of the Hong Kong company. The operation and management of the Hong Kong company shall be carried out and changed by Party A. All dividends shall be transferred into Party A’s account directly. Party A shall manage all records and documents of the Hong Kong company (including but not limited to registration documents, customer information, financial documents, bank statements and other related files). All benefits derived from the disposition, transfer and exchange of the profits, stock and stock rights are owned by Party A. Without written authorization by Party A, Party B shall not have payment rights such as signing and issuing bank checks.

4.

Party B promises that Party B shall not participate in any actual operational and decision making procedures of the Hong Kong company. Without written authorization by Party A, Party B shall not have the right to transfer, mortgage or dispose of the nominal stock rights. Party B should transfer the nominal stock rights to Party A or any third party appointed by Party A immediately upon Party A’s written instructions.

5.

When there is a stockholder meeting in Hong Kong, Party B shall notify Party A in writing on the date of receiving the meeting notice or being made aware of such meeting. Party B shall vote as according to Party A’s written instructions at the shareholder meeting.

6.

Subject to the need of the Hong Kong company and Party A, as the nominee, Party B agrees that Party B shall sign all documents according to Party A’s instructions, and Party B shall follow Party A’s instructions unconditionally. Party B shall not sign any Hong Kong company’s file in the name of himself or a stockholder or a director of Hong Kong company.

7.

Party A shall bear all risks arising from operating the Hong Kong company and from carrying out this agreement. However, Party B shall be responsible for risks and losses arising from Party B’s failure to follow Party A’s instructions.

8.	Without mutual agreement, either party shall not disclose information pertaining to the Hong Kong company and content of this agreement to any third party.

9.

Both parties shall resolve any dispute through negotiation. If the parties are unable to resolve any dispute through negotiation, the parties shall submit the dispute to The People’s Court in the locality where this agreement is signed, and the dispute shall be resolved by The People’s Court according to Chinese law.

10.

The agreement shall be legally effective upon signing by both parties. Place of signing: Qingdao, China. This agreement shall be prepared in duplicate form and each party shall retain their respective copy.

Party A: Zhang Weiqing, Cheng Xiaoyan (Fingerprint)

Party B: Zhou Li (Fingerprint)

Date: September 5, 2007